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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        SUPERSHUTTLE INTERNATIONAL, INC.

         FIRST: The name of the Corporation is "SuperShuttle International,
Inc."

         SECOND: The registered office of the Corporation in the State of Delaware is to be located at 306 South State Street in the City of Dover, County of Kent, State of Delaware, and the name of its registered agent at such address is United States Corporation Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of all classes of Stock which the Corporation shall have the authority to issue is 25,000,000 shares, consisting of (i) 5,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock"), and (ii) 20,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock").

         As to the Preferred Stock, the power to issue any shares of Preferred Stock of any class or any series of any class and designations, voting powers, preferences, and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions thereof, shall be determined by the Board of Directors.

         FIFTH: The name and mailing address of the incorporator is Anthony A. Adler, c/o Mitchell, Silberberg & Knupp, 11377 West Olympic Boulevard, Los Angeles, California 90064.

         SIXTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented from time to time, indemnify directors, and may indemnify in the discretion of the Board of Directors of the Corporation any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent
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and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Furthermore, to the extent applicable, the Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

         SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this Article SEVENTH shall not eliminate or limit a director's liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

         Any repeat or modification of this Article SEVENTH shall not increase the personal liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article SEVENTH shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article SEVENTH.

         Furthermore, to the extent that the Corporation is found to be subject to the laws of the State of California the liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation or in the Bylaws of the Corporation, in the manner now or hereafter previously prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided, however, that notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of sixty-six
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and two-thirds percent (66 2/3%) of the outstanding shares of stock of this
Corporation entitled to vote shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, this Amended and Restated Certificate of Incorporation.

         NINTH: The Board of Directors shall have sole authority to determine the number of Directors serving on the Board, and may increase or decrease the exact number of Directors from time to time by resolution duly adopted by such Board. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

         TENTH:  The Corporation shall have perpetual existence.

         ELEVENTH: The Corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the laws of the State of Delaware.

         TWELFTH: Meetings of Stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         THIRTEENTH: The fiscal year of the Corporation shall initially end on September 30 and begin on October 1 of each year; provided, however, that such date may be changed from time to time as determined by the Board of Directors to be in the best interest of the Corporation.

         IN WITNESS WHEREOF, I have hereunder set my hand this 27th day of February, 1998.


                                                     ------------------------
                                                     R. Brian Wier, President
ATTEST:


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Thomas C. LaVoy, Secretary